EXHIBIT (9)(b)

Consent of Counsel

April 14, 2006

Board of Directors

Transamerica Occidental Life Insurance Company

Separate Account VA-2L

4333 Edgewood Road, NE

Cedar Rapids, IA. 52499-0001

RE:	Separate Account VA-2L

Dreyfus/Transamerica Triple Advantage Variable Annuity

File No. 033-49998/811-07042

Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the Statement of Additional Information contained in Post-Effective Amendment No. 27 to the Registration Statement to Form N-4 (file No. 033-49998) of the Separate Account VA-2L filed by Transamerica Occidental Life Insurance Company with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

Sutherland Asbill & Brennan LLP

By:	FREDERICK R. BELLAMY
Frederick R. Bellamy, Esq.